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                                                                  EXHIBIT 3.1(e)


                            Certificate of Amendment
                                     to the
                              Amended and Restated
                          Certificate of Incorporation

         Duly adopted pursuant to Sections 242 of the Delaware General Corporation Law:

         Bigmar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         That at a meeting of the Board of Directors a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. Thereafter, pursuant to Section 242 of the General Corporation law of the state of Delaware, the necessary number of shares as required under the Certificate of Incorporation were voted in favor of the amendment by the shareholders of the corporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof titled "Fourth" so that, as amended said first paragraph of the Article shall be and read as follows:

         "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million (35,000,000), consisting of the following classes: (i) thirty million (30,000,000) shares of common stock, par value $.001; and (ii) five million (5,000,000) shares of preferred stock, $.001 par value.

In witness whereof, the undersigned has executed this Amendment on the 27 day of October.

                                     By: /s/ John Tramontana
                                        ----------------------------------------
                                        John Tramontana, Chief Executive Officer